Exhibit 10.1
AMENDMENT TO
RULES AND PROCEDURES
FOR
DIRECTORS’ DEFERRED COMPENSATION PROGRAM
The following amendment to rules and procedures governing the deferral by a Non-Employee Director pursuant to (i) Section 7(b) of the AvalonBay Communities, Inc. 1994 Stock Option and Incentive Plan, and (ii) Section 8(b) of the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan (the “2009 Plan”), was adopted by the Company’s Board of Directors on February 10, 2010. All capitalized terms used herein shall have the same meaning as used in the 2009 Plan unless otherwise specifically provided herein.
Section 6 of the Rules and Procedures is amended in its entirety to read as follows:
“6. Payment. All vested stock units credited to a Non-Employee Director’s Account shall be paid in shares of Stock to the Non-Employee Director, or his designated beneficiary (or beneficiaries) or estate, in a lump sum within 30 days after the Non-Employee Director incurs a Separation from Service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’) and in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that fractional shares shall be paid in cash, and provided, further, that in the event the Non-Employee Director is a ‘specified employee’ within the meaning of Section 409A of the Code and the regulations promulgated thereunder, such distribution shall be made upon the earlier of the Non-Employee Director’s death, or six months and a day after his Separation from Service, all Accounts under this deferred compensation arrangement shall become immediately payable in a lump sum.”